Direct Line: (604) 661-9260
E-mail: swhite@rbs.ca
Our File: 30124-1 [W773364.1]

January 31, 2005

Linux Gold Corp.
1103 - 11871 Horseshoe Way
Richmond, BC
V7A 5H5

Dear Sirs/Mesdames:

REGISTRATION STATEMENT ON FORM F-2

At your request, we have examined the registration statement on Form F-2 (the "Registration Statement") proposed to be filed pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), by Linux Gold Corp., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), with the United States Securities and Exchange Commission (the "SEC") relating to the registration under the Securities Act of up to 5,763,887 common shares of the Company without par value (the "Shares"), including authorized and unissued Shares, to be sold by certain selling security holders listed in the Registration Statement.

EXAMINATIONS

In connection with this opinion letter, we have examined the following (i) a certified copy of resolutions of the directors of the Company authorizing the issuance of the Shares (collectively, the "Resolutions"); (ii) a copy of the share purchase warrant certificate to purchase 2,777,777 common shares of the Company dated December 6, 2004; and (iii) the proposed form of Registration Statement. We have also examined the transition application, notice of articles and articles of the Company provided to us by the Company and considered such questions of law as we have considered relevant and necessary for the purposes of the opinion expressed below.

RELIANCE AND ASSUMPTIONS

For the purposes of the opinion expressed below, we have relied upon the Resolutions and have assumed: (i) the genuineness of all signatures on each document that we have examined; (ii) conformity with the originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise; (iii) the legal power, capacity and authority of all natural persons signing in their individual capacity; and (iv) that the Resolutions continue to be in force and unamended on the date hereof.

richards buell sutton	Page 2

OPINION

Based upon and relying on the foregoing assumptions and subject to the following qualification and limitation, we are of the opinion that 2,986,110 of the Shares to be offered and sold pursuant to the Registration Statement have been validly issued and outstanding as fully paid and non-assessable and that 2,777,777 of the Shares to be offered and sold pursuant to the Registration Statement have been duly allotted for issuance and, upon receipt of the full payment therefor, issuance and delivery in accordance with the terms of the share purchase warrant certificate governing the issuance of such Shares, will be validly issued and outstanding as fully paid and non-assessable.

QUALIFICATION

The foregoing opinion is subject to the qualification that we are solicitors qualified to practice law solely in the Province of British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

LIMITATION

We consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto.

Yours truly,

RICHARDS BUELL SUTTON

/s/ Richards Buell Sutton